SUBSIDIARIES OF SIRIUSPOINT LTD. (as of December 31, 2022)

Subsidiary	Jurisdiction of Organization
A La Carte Healthcare Limited	United Kingdom
Akeso Care Management, Inc.	Indiana
ALC Health (Hong Kong) LTD.	Hong Kong
Alstead Reinsurance Ltd.	Bermuda
Armada Administrators, LLC	Maryland
ArmadaCare, LLC	Maryland
ArmadaCorp Capital, LLC	Maryland
ArmadaHealth, LLC	Maryland
Banyan Risk Ltd.	Bermuda
Banyan Risk Services Ltd.	Canada
Fund American Holdings AB	Sweden
Gate's Bay Services Limited	United Kindom
Global Response, Ltd.	United Kingdom
IMG CANADA INSURANCE SERVICES LTD.	Canada
IMG Europe Ltd.	United Kingdom
IMG Healthcare (Europe) Limited	Ireland
International Medical Administrators, Inc.	Nebraska
International Medical Group Limited	United Kingdom
International Medical Group, Inc.	Indiana
iTravelInsured, Inc.	Indiana
Oakwood Insurance Company	Connecticut
S.I. Holdings (Luxembourg) S.á r.l	Luxembourg
Sirius Acquisitions Holding Company	New York
Sirius Global Services LLC	New York
Sirius Group International S.á r.l	Luxembourg
Sirius Insurance Agency, LLC	New York
Sirius Insurance Holding Sweden AB	Sweden
Sirius International Corporate Member Limited	United Kingdom
Sirius International Managing Agency Limited	United Kingdom
Sirius International UK Holdings II Ltd	United Kingdom
Sirius Investment Advisors LLC	New York
Sirius Re Holdings, Inc.	New York
SiriusPoint AR Company Limited	United Kingdom
SiriusPoint America Insurance Company	New York
SiriusPoint Bermuda Insurance Company Ltd.	Bermuda
SiriusPoint International Advisory Zurich LLC	Switzerland
SiriusPoint International Insurance Corporation (publ)	Sweden
SiriusPoint Specialty Insurance Corporation	New Hampshire
White Sands Holdings (Luxembourg) S.á r.l	Luxembourg